Exhibit 10.23

DISTRIBUTION AND CROSS MARKETING AGREEMENT

This Distribution and Cross Marketing Agreement (“Distribution Agreement”) is made effective as of December 19, 2014, by and among Manitex International, Inc. (“Manitex”) a Michigan corporation, Terex Corporation (“Terex”), a Delaware Corporation, and A.S.V., Inc. (“ASV”) a Minnesota corporation. Manitex, Terex and ASV may be referred to herein individually as a Party and collectively as the Parties.

BACKGROUND

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of October 29, 2014, by and between Terex, Manitex and ASV (the “Purchase Agreement”), Manitex has acquired 51% of the outstanding stock of ASV (the “Acquisition”) from Terex (the “Acquisition”); and

WHEREAS, after the Acquisition, ASV will conduct its Business as a joint venture and in connection therewith ASV will manufacture and sell skid steer and compact track loader machines and parts (“ASV Products”) under both the Terex and Manitex brands; and

WHEREAS, the parties desire to set forth herein, and subject to the terms and conditions of this Agreement, the terms upon which ASV will manufacture and sell ASV Products, and certain services Terex will provide in assisting in the sales and marketing of ASV Products and the costs to be paid by ASV in exchange for such services.

NOW, THEREFOR, in consideration of the mutual covenants herein and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows.

I.	SALES AND DISTRIBUTION.

A. Exclusive Territory and Customers.

1. Dealers and Territories. Terex shall have the exclusive right on behalf of ASV to market and sell Terex-branded ASV Products to the dealers and within the territories associated with such dealers as further set forth on Exhibit A hereto in the tabs marked “U.S.”, “Canada” and “LA”. The Parties will reference the specific dealer agreement related to each such dealer to determine the applicable territory for such dealer. In the event that the dealer agreement does not provide for a specific territory, or if no dealer agreement is then in force, the Parties shall analyze the historic sales of such dealer over the preceding 3 year period and will on a good faith basis, make a mutual determination as to what the appropriate exclusive territory for such dealer should be. Provided, however, that if the relevant dealer disagrees with such determination of exclusivity, ASV shall indemnify and hold Terex harmless from any cost, loss or expenses, including attorneys’ fees, related to or arising from ASV or Manitex selling competitive products within the territory claimed by such dealer. The Parties agree that they shall use commercially reasonable efforts to identify the exclusive territory for each dealer listed in Exhibit A within 120 days of the date of this Distribution Agreement, provided that it shall not be deemed a breach of this agreement if the Parties are unable to do so provided they continue to take commercially reasonable measures after such time.

2. Exclusive Customers. Terex shall have the exclusive right on behalf of ASV to market and sell Terex-branded ASV Products to the rental house customers listed in Exhibit A hereto in the tab marked “Rental KA”, and to national rental account customers listed in Exhibit A in the tab marked “National”.

3. ASV and Manitex Covenant. ASV and Manitex hereby agree that they shall refrain from offering any inducement to any dealer, rental house or national account listed in Schedule A to terminate its relationship with Terex or purchase Manitex-branded Products.

B. Selling and General and Administrative Costs. In consideration for Terex’s commercial efforts to sell both ASV machinery and parts and the costs incurred by Terex in doing so, ASV agrees to compensate Terex for its machine sales selling expense and parts sales selling expense as set forth in Exhibit B and Exhibit C, respectively. In addition ASV agrees that it will compensate Terex for general and administrative costs associated with such sales at the rate of $463,000 for each annual period commencing on the date hereof, which shall be subject to an annual escalation of 3%, as well as additional 0.5% on the incremental annual revenue of ASV in excess of $103,000,000.

C. Forecasts. Terex shall, consistent with its past historical practice, assist ASV with production planning forecasts and ASV shall use commercially reasonable efforts to ensure that the production schedule is met.

II.	MARKETING.

A. Marketing Services. Terex shall use commercially reasonable efforts to market the ASV Products consistent with the historical past practice of the Business (as that term is defined in the Purchase Agreement). Terex shall provide or shall assist ASV in producing, product brochures and literature related to the ASV Products and shall further make required dealer communications regarding the promotion of the Products. Terex shall also exhibit ASV Products at the CONEXPO-CON/AGG trade show. The next CONEXPO-CON/AGG trade show is scheduled for March 2017. Terex shall exhibit ASV Products at such other major trade shows as the parties mutually agree. Nothing contained herein shall prohibit Manitex showing Manitex-branded ASV Product at the same or other trade shows.

B. Marketing Cost. In consideration for the provision of marketing services hereunder, ASV shall pay Terex an annual fee of $250,000, which shall be subject to an annual escalation of 3%, plus 0.2% of net incremental sales. In years in which Terex exhibits the ASV Products at CONEXPO-CON/AGG, or other major trade shows, ASV and Terex shall negotiate in good faith to determine a fee to be paid by ASV to compensate Terex for costs associated with such shows, which costs will not exceed a maximum of $200,000.

III.	TERMINATION.

A. Term. Unless terminated by either party in accordance with the terms of this Section III, the term of this Agreement shall be five (5) years (the “Initial Term”). The parties may agree to renew this Distribution Agreement for additional one (1) year terms (each, a “Renewal Term”). The Initial Term and the Renewal Term are sometimes referred to in this Agreement together as the “Term.”

B. Termination. A Party may only terminate this Agreement upon a material breach of this Agreement by the other Party if such breach is not cured within thirty (90) days after written notice of said breach by the non-breaching Party to the Party in breach (the “Cure Period”).

IV.	INDEMNITY.

ASV shall indemnify, release, defend, and hold harmless Terex, its subsidiaries and affiliates, and each of their respective agents, officers, employees, successors, assigns, and indemnitees (the “Indemnified Parties”), from and against any and all losses, costs, damages, claims, liabilities, fines, penalties, and expenses (including, without limitation, attorneys’ and other professional fees and expenses, and court costs, incurred in connection with the investigation, defense, and settlement of any claim asserted against any Indemnified Party or the enforcement of ASV obligations under this Distribution Agreement (collectively, “Losses”), which any of the Indemnified Parties may suffer or incur in whole or in part arising out of or in any way connected with the performance or the manufacturing and furnishing of ASV parts or equipment under this Distribution Agreement.

V.	MISCELLANEOUS.

A. Severability. If one or more of the provisions contained in this Distribution Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Distribution Agreement, and this Distribution Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, a court of competent jurisdiction may reform any provision found invalid, illegal, or unenforceable in a manner consistent with the intent of the Parties so as render such provision fully enforceable to the extent permitted by law.

B. Counterparts; Electronic Transmission. This Distribution Agreement may be executed in counterparts, with all counterparts constituting one and the same original. Signatures may be transmitted or delivered by electronic means, including facsimile and digital image (e.g.,.PDF, .JPG) and such electronic version shall constitute an original for all purposes.

C. Assignment. This Distribution Agreement may not be assigned by any Party without the other Party’s prior written consent. Notwithstanding the foregoing, ASV may assign any or all of its rights and obligations hereunder to any provider (or agent therefor) of debt financing to it or any of its Affiliates. Subject to the foregoing, this Distribution Agreement shall be binding upon the heirs, successors, and permitted assigns of the Parties hereto.

D. Governing Law. This Distribution Agreement shall be governed by and construed under the laws of the State of New York without regard to the principles of conflicts of laws thereof, and any action hereunder shall be taken in the state or federal courts located in New York. By execution of this Distribution Agreement, each Party accepts and agrees to the exclusive jurisdiction and venue of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Distribution Agreement, subject to a Party’s appeal rights.

E. Survival. The following provisions shall survive termination of this Distribution Agreement: Section IV.

F. Waiver. No waiver by a Party to this Distribution Agreement of any breach of this Distribution Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a Party to this Distribution Agreement of any right under this Distribution Agreement shall be construed as a waiver of any other right. Neither Party shall be required to give notice to enforce strict adherence to all terms of this Distribution Agreement.

G. Entire Agreement. This Distribution Agreement and the exhibits attached hereto, constitute the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersede and merge all prior discussions between the Parties. No modification of or amendment to this Distribution Agreement, nor any waiver of any rights under this Distribution Agreement, will be effective unless in writing and signed by the Party to be charged.

H. Notices. All notices, requests and other communications under this Distribution Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or Delivered by hand to the Party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed postage prepaid to the address provided below or updated by delivery of written notice in accordance with the provisions of this Section V(H). If delivered by hand, any such notice will be considered to have been given when received by the Party to whom notice is given.

TEREX	ASV

Terex Corporation	A.S.V., Inc.

200 Nyala Farm Road	840 Lily Lane

Westport, CT 06880	Grand Rapids, MN 55744

Attention: Eric Cohen	Attention: Jim DiBiagio

Tel.: (203) 222-5950	Tel: (218) 999 426

Fax: (203) 722-7766	Fax:

Manitex

9725 Industrial Drive

Bridgeview, IL 60455

Attention: Andrew Rooke

Tel.: (708) 237-2056

Fax: (708) 430-1335

[Signature Page Follows on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Distribution Agreement to be executed on its behalf as of the date first above written.

Terex Corporation

Name:
Title:

Manitex International, Inc.

/s/ Andrew M. Rooke

Name:	Andrew M. Rooke
Title:	President and Chief Operating Officer

A.S.V, Inc.

Name:
Title:

Signature Page to Distribution Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Distribution Agreement to be executed on its behalf as of the date first above written.

Terex Corporation

/s/ ERIC I COHEN

Name:	ERIC I COHEN
Title:	Senior Vice President

Manitex International, Inc.

Name:
Title:

A.S.V, Inc.

/s/ ERIC I COHEN

Name:	ERIC I COHEN
Title:	Vice President

Signature Page to Distribution Agreement

EXHIBIT A

Exclusive Dealers and Territories – see attached tabs “U.S.”, “Canada” and “LA”

Exclusive Rental Customers – see attached tab “Rental KA”

National Account Customers – see attached tab “National”

EXHIBIT B

See attached – Exhibit B.

EXHIBIT B

Selling expense - machines. Dollar amounts are in thousands.

Fully allocated cost		$1,991	2.5%
- Cost of transferred employees		(967)

		$1,024	1.5%

		Scenario
		LTM	1	2	3	4
Sales (machine)		$80,251
adj for lost Australian sales	15%	68,213	$45,000	$60,000	$70,000	$90,000

Minimum fee		$1,024	$1,024	$1,024	$1,024	$1,024
+4.0% for incremental sales above $68M	4.0%	—	—	—	71	871
-1.5% for incremental sales below $55M	$55,000	—	(150)	—	—	—

% of total sales		$1,024	$874	$1,024	$1,095	$1,895
		1.5%	1.9%	1.7%	1.6%	2.1%

Plus a 3% annual increase in the base $1,024

EXHIBIT C

See attached – Exhibit C.

Selling expense - Parts. Dollar amounts in thousands unless otherwise noted

Fully allocated cost		$727	3.5%
- Cost of transferred employees		—

		$727	4.1%	3.0%

		Scenario
		LTM	1	2	3	4
Sales (parts)		$20,679
Adjustment for lost Australian sales	15%	17,577	$10,000	$15,000	$20,000	$25,000

Minimum fee		$727	$727	$727	$727	$727
+3.5% for incremental sales above $17MM	3.5%	—	—	—	85	260
-3.0% for incremental sales below $14MM	$14,000	—	(120)	—	—	—

% of total sales		$727	$607	$727	$812	$987
		4.1%	6.1%	4.8%	4.1%	3.9%

Plus a 3% annual increase in the base $727